EMPLOYMENT SEPARATION AGREEMENT

     EMPLOYMENT SEPARATION AGREEMENT (the "Agreement") is made as of December 7, 2001, by and between Wellsford Real Properties, Inc. (the "Company") and Edward Lowenthal (the "Executive").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, the Executive is employed by the Company pursuant to that certain Employment Agreement dated as of May 30, 1997 (the "Employment Agreement");

     WHEREAS, the Employment Agreement provides for, among other things, the payment of significant sums to the Executive in certain events;

     WHEREAS, the Company and Executive have mutually agreed to the termination of Executive's Employment Agreement prior to the expiration of its term and to the payment to Executive of certain sums which are in a lesser amount than those payable to Executive under the Employment Agreement;

     WHEREAS, the Company and Executive have agreed to modify certain provisions of the Employment Agreement from and after the date hereof; and

     WHEREAS, the Company desires to retain Executive to provide consulting services to the Company upon the termination of his employment by the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Employment Term. Section 2 of the Employment Agreement is hereby deleted and the following is substituted in lieu thereof:

     "The Company and Executive agree that the term of the Employment Agreement shall terminate at 11:59 p.m. on March 31, 2002."

     2. Bonus.  The following is hereby added to Section 3(b) of the  Employment
Agreement:

     "In no event shall Executive's cash bonus be less than (i) $325,000 for 2001 and (ii) $81,250 for that portion of the term of the Employment Agreement in 2002. The 2001 bonus shall be payable on or prior to January 31, 2002 and the 2002 bonus shall be payable on or prior to April 30, 2002."

     3. Compensation Upon Executive's Death. Section 9(c) of the Employment Agreement is hereby deleted and the following is substituted in lieu thereof:

     "If the Executive's employment shall be terminated by reason of the Executive's death, the base salary at the annual rate then in effect shall be paid to the person designated from time to time in writing by the Executive and, if not so designated, to the Executive's estate for the remaining term of this Agreement. If the Executive dies during the year 2001 his estate shall, nevertheless, receive from the Company the entire bonus payable to him for such year pursuant to Section 3(b) hereof. If the Executive dies on or after January, 2002 and on or prior to March 31, 2002, the Company shall pay to his estate a prorated portion of the annual bonus payable to Executive pursuant to Section 3(b) hereof for the year 2002, which shall be an amount equal to the product of the amount of such annual bonus and a fraction, the numerator of which is the number of days elapsed in the year 2002 prior to such termination and the denominator of which is 90."

     4. Survival and Modification of Employment Agreement.

     (a) The Employment Agreement shall remain in full force and effect until March 31, 2002 without modification except as specifically set forth in this Agreement.

     (b) The following Sections of the Employment Agreement are hereby deleted therefrom and shall be of no further force or effect from and after the date hereof: Section 9(d), Section 10, Section 11 and Section 12.

     5. Assignment of Life Insurance Policies

     The Company and Executive agree that within 30 days after Executive's employment is terminated for any reason, including by reason of the expiration of this Agreement, the Company shall assign to Executive or his designee, without the payment of any consideration by the Executive, all of the Company's right, title and interest in and to that certain Split Dollar Life Insurance Agreement dated November 18, 1993 between Wellsford Residential Property Trust and Edward Lowenthal, as modified by the Split Dollar Life Insurance Agreement dated December 11, 1995 and the related insurance policies referred to therein, and in connection therewith the Company shall be deemed to have automatically waived repayment of any paid or accrued premiums with respect to such policy.

     6. Payments to Executive Upon Termination.

     (a) Executive shall be entitled to the following additional compensation and benefits:

          (i) The Company will pay Executive in cash, by wire transfer of available funds, the sum of $1,650,000 on March 31, 2002, or within 30 days after such earlier time as Executive's employment under the Employment Agreement shall terminate for any reason whatsoever; and

          (ii) On the date hereof, Executive holds 569,102 options to acquire the Company's common stock, as set forth on Schedule A hereto. The Company agrees to acquire such options (to the extent such options have not been exercised or otherwise disposed of by Executive prior to the time they are to be acquired), for $2.3827 per option or an aggregate purchase price of $1,355,999.34, such amount being equal to Executive's aggregate investment in such options. The Company will acquire from Executive 284,551 of those options as designated on Schedule A on March 31, 2002 or within 30 days after such earlier time as Executive's employment under the Employment Agreement shall terminate for any reason whatsoever for $2.3827 per option, or an aggregate of $677,999.67. Executive shall have the option on or after January 2, 2003, on 10 days prior written notice, to have the Company acquire the remaining 284,551 options then held by Executive for $2.3827 per option, or an aggregate of $677,999.67. Executive's option hereunder shall expire on February 15, 2003. To the extent any of the foregoing options have been exercised prior to the date of purchase by the Company, the aggregate purchase price shall be reduced by an amount equal to $2.3827 multiplied by the number of options exercised prior to such purchase.

     (b) Executive shall have the right to defer receipt of all payments to be made pursuant to subsection a(i) above, and to have such amounts placed into the trust under the Company's non-qualified deferred compensation plan.

     (c) The Company and Executive agree that on March 31, 2002, or within 30 days after such earlier time as Executive's employment under the Employment
Agreement shall terminate for any reason whatsoever, all unvested restricted stock and other awards issued to Executive pursuant to the Company's Incentive Plans shall immediately vest.

     (d) Section 9(f) of the Employment Agreement is hereby deleted and the following is substituted in lieu thereof:

     "In  addition  to all other  amounts  payable to the  Executive  under this
Section 6, the Executive shall be entitled to receive all benefits payable to him under the Company's pension plans applicable to him and any other plan or agreement relating to retirement benefits, including, without limitation, any deferred compensation arrangements, but subject to any then existing deferral elections of Executive."

     (e) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 or elsewhere in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 or elsewhere in this Agreement be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the termination of his employment hereunder.

     (f) The Company and Executive agree that from and after March 31, 2002, or such earlier time as Executive's employment under the Employment Agreement shall terminate for any reason whatsoever (i), the Company will continue, at its own cost and expense, to provide Executive with health, dental and life insurance benefits through December 31, 2004 (ii) Executive will be entitled to continue to participate in the Company's cafeteria plan through December 31, 2004 to the extent he remains eligible thereunder and (iii) to the extent he remains eligible (provided Executive may at any time supplement any cost necessary to allow for continued eligibility as provided under the terms of the applicable policy), Executive may continue participation in the Company's long-term disability plan on the same basis as provided prior to his termination of employment, at his own cost and expense, through December 31, 2004.

     7. Services Arrangement and Other Matters. (a) The Company and Executive agree that from and after March 31, 2002, or such earlier time as Executive's employment under the Employment Agreement shall terminate for any reason whatsoever, and through December 31, 2004 (the "Services Period"), Executive shall, at the request of the Chairman of the Board of the Company, perform certain services for the Company as set forth in subsection (b) below at such times as are mutually agreeable to Executive and the Company. However, in no event shall Executive be required to spend more than 30 hours each calendar quarter in performing such services.

     (b) The services requested by the Company pursuant to this Section 7 shall relate to the business and activities of the Company and be of the type of services that would normally be performed by a senior executive officer.

     (c) For any and all services rendered by Executive to the Company pursuant to this Section 7 and whether or not the Company requests Executive to render services, the Company shall pay to Executive compensation at the rate of $100,000 per year payable in quarterly installments of $25,000 each on the first day of each calendar quarter during the term of the services arrangement commencing on April 1, 2002 or such earlier date as Executive's employment terminates) to and including October 1, 2004. The compensation payable to Executive shall be payable to him notwithstanding his death or disability or the termination of his services arrangement for any reason whatsoever.

     (d) Executive  shall not be required to perform  services  pursuant to this
Section 7 outside the New York, New York area but shall undertake reasonable business travel as agreed to by Executive and the Company.

     (e) (i) Executive shall be reimbursed for all costs and expenses incurred by him in the performance of services pursuant to this Section 7 upon reasonable substantiation thereof.

     (ii) The Company shall reimburse the Executive for all legal fees and related expenses (including the costs of experts, evidence and counsel) paid by the Executive as a result of: (A) the termination of Executive's services arrangement under this
Section 7 (including all such fees and expenses, if any, incurred in contesting or disputing any such termination), (B) the Executive seeking to obtain or enforce any right or benefit provided anywhere in this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, including, without limitation, the Company's deferred compensation plan or (C) any action taken by the Company against the Executive; unless and until a final judgment has been rendered in favor of the Company and all appeals related to any such action have been exhausted or the time within which to appeal has expired.

     (f) During the Services Period, the Company shall indemnify the Executive in the performance of his services to the fullest extent permitted under the Company's charter or by-laws as in effect on the day immediately prior to the first day of the Services Period. In addition, Executive shall continue as a named beneficiary under any liability insurance policies maintained for directors and/or officers of the Company as in effect on the day immediately prior to the first day of the Services Period, for so long as Executive shall remain a director of the Company. Furthermore, Executive shall become, and continue as, a named beneficiary under any liability insurance policies maintained by the Company after a change in control of the Company for persons who were directors or officers prior to a change in control of the Company to the extent they provide coverage for events prior to the change in control of the Company. The Company agrees to maintain the coverage provided in the first three sentences of this subsection (f) unless, in each case, any modification in indemnification and insurance coverage applies uniformly to all consultants and to officers and directors of the Company, as the case may be.

     (g) Nothing contained herein shall be deemed to prohibit or restrict Executive, during the term of the services arrangement set forth in this Section 7, from performing services, or engaging in activities, of any kind or nature for any person or entity even if such services, activities, person or entity is competitive to the business and activities of the Company.

     8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     9. Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

     10. Successors; Binding Agreement. (a) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live or otherwise, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

     (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain and deliver to Executive such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.

     11. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this
Section 10. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

     12. Severability. If any provision in this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                    WELLSFORD REAL PROPERTIES, INC.


                       By: /s/ Jeffrey H. Lynford
                           ----------------------
                           Name: Jeffrey H. Lynford
                           Title: Chairman of the Board


                         EXECUTIVE:

                              /s/ Edward Lowenthal
                              --------------------
                              Edward Lowenthal



                                   SCHEDULE A
                                   ----------

Number of Options                    Options to be Acquired     Options to be Acquired
 Granted (Date)    Exercise Price       March 31, 2002      on or After January 2, 2003
 --------------    --------------       --------------      ---------------------------
12,585 (5/30/97)     $   15.84             6,292                     6,293
213,767 (5/30/97)    $   20.60           106,884                   106,883
4,884 (5/30/97)      $   20.60             2,442                     2,442
37,865 (5/30/97)     $   20.60            18,932                    18,933
6,350 (12/05/97)     $   31.50             3,175                     3,175
193,651 (12/05/97)   $   31.50            96,826                    96,825
2,857 (03/11/98)     $   35.00             1,429                     1,428
47,143 (03/11/98)    $   35.00            23,571                    23,572
25,000 (03/11/98)    $   40.00            12,500                    12,500
20,000 (12/10/99)    $   16.30            10,000                    10,000
5,000 (12/10/99)     $   16.30             2,500                     2,500